EXHIBIT 10(22)
WAIVER AND CONSENT
     This WAIVER AND CONSENT (this “Agreement”) is made and entered into as of the 28th day of June, 2006 by and among CanArgo Energy Corporation, a Delaware corporation (the “Company”), and the individuals and entities who or which are signatories hereto (hereby referred to as a “Senior Noteholder” and collectively as the “Senior Noteholders”).
     WHEREAS, the Company and certain individuals propose to enter into a Note and Warrant Purchase Agreement (the “Note and Warrant Purchase Agreement”) pursuant to which the Company shall issue up to $10,000,000 in convertible promissory notes (the “12% Subordinated Notes”) on the Closing Date (as defined in the Note and Warrant Purchase Agreement) and warrants to purchase up to 12.5 million shares, at an exercise price of $1.00 per share, subject to adjustment, of the Company’s common stock, par value $.10 per share, on the Closing Date, expiring on the second anniversary of the Closing Date (the “Warrants,” and together with the 12% Subordinated Notes, the “12% Subordinated Offering”) thereafter and in accordance with the terms thereof; and
     WHEREAS, the principal amount of each 12% Subordinated Note shall be from time to time in whole or in part convertible at the option of the holder thereof into shares of the Company’s common stock at a price per share equal to $1.00 per share, as such price may be adjusted pursuant to the terms of the Note and Warrant Purchase Agreement; and
     WHEREAS, the Senior Noteholders have certain rights (the “Senior Noteholder Rights”) under that Note Purchase Agreement dated July 25, 2005 by and among the Company and the Senior Noteholders signatory thereto (the “Senior Note Purchase Agreement”) and the ancillary documents associated therewith relating to the issue of the Company’s Senior Secured Notes due July 25, 2009 (“Senior Secured Notes”), which rights may include, without limitation, (i) anti-dilution rights and protections, and preemptive and notice rights with respect to certain issuances of securities by the Company, (ii) rights in connection with negative covenants provided by the Company in Section 11 of the Senior Note Purchase Agreement and (ii) other rights as described therein; and
     WHEREAS, Ingalls & Snyder Value Partners L.P., as the holder of $14 million in aggregate outstanding principal amount of the Senior Secured Notes, constitutes a “Required Holder” as defined in the Senior Note Purchase Agreement and is a proper party to waive certain of the Senior Noteholder Rights that the Senior Noteholders may have in connection with the Note and Warrant Purchase Agreement and the transactions contemplated thereby and to amend certain provisions of the Senior Note Purchase Agreement;
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency or which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
     1. Definitions.
a.	As used in this Agreement, the following term shall have the following meaning ascribed thereto: “Tethys Spin Out” means an offering of Tethys Common Stock with aggregate gross proceeds to Tethys of not less than $18 million and may include in connection therewith the sale of shares of Tethys Common Stock by the Company in such offering in which case the Company at its sole discretion shall be entitled to sell in such offering up to such number of shares of Tethys Common Stock as would take its equity interest in Tethys to below 50% of the total issued share capital of Tethys, provided however, that (a) the offering values Tethys on a pre-money basis at a minimum of $52 million; and (b) at least 50% of the net proceeds received by the company following any sale of its shares of Tethys Common Stock are immediately upon receipt of such proceeds by the Company used to make a prepayment in respect of the Senior Secured Notes.
b.	Capitalized terms used herein but not otherwise defined have the meanings assigned to them in the Senior Note Purchase Agreement.
     2. Consent and Waivers. Notwithstanding the provisions of any Loan Document, in accordance with Section 18 of the Senior Note Purchase Agreement the Senior Noteholders hereby irrevocably and unconditionally consent to, and waive any rights they may have under the Senior Note Purchase Agreement or any other Loan Documents in connection with: (i) the 12% Subordinated Offering, including, without limitation, (w) the terms of the Note and Warrant Purchase Agreement, (x) the sale and issuance of the 12% Subordinated Notes and the Warrants pursuant to the terms and provisions of the Note and Warrant Purchase Agreement, (y) the application of any of the negative covenants set forth in Section 11 of the Senior Note Purchase Agreement to the 12% Subordinated Offering and (z) the Subordinated Subsidiary Guaranty (as defined in the Note and Warrant Purchase Agreement) to be entered into in connection with the 12% Subordinated Offering, and (ii) the Tethys Spin Out, including, without limitation (x) the application of the negative covenants set forth in Section 11 of the Senior Note Purchase Agreement; and (y) the release of Tethys and Tethys Kazakhstan Limited as Subsidiary Guarantors under the Subsidiary Guaranty. The waivers granted in this Section 2 only apply to the matters described in clause (i) and (ii) above, and do not constitute any consent to any other action or a waiver of any other provisions of the Loan Documents.
     3. Purchase Option. In consideration of $1.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confirmed Ingalls & Snyder Value Partners L.P. hereby grants the holders of the 12% Subordinated Notes (the “Subordinated Noteholders”) an irrevocable option to purchase all of its Senior Secured Notes at a purchase price equal to the outstanding principal amount thereof together with any accrued but unpaid interest thereon to the date of sale thereof payable in immediately available United States dollars exercisable solely upon the occurrence of an event of Default under the Senior Secured Notes and any resultant acceleration of the Senior Secured Notes pursuant to Section 13 of the Senior Note Purchase Agreement and; provided, further, that in connection with the exercise of this option, the Subordinated Noteholders shall irrevocably offer to purchase the remaining outstanding Senior Secured Notes upon the same terms and conditions as the purchase from Ingalls & Snyder Value Partners L.P. Ingalls & Synder LLC shall use its commercially reasonable efforts (but without the necessity of making any payments) to assist the Subordinated Noteholders in consummating their offer to purchase the remaining outstanding Senior Secured Notes.
a. Option Exercise. Concurrently with the delivery of notice of acceleration of the Senior Secured Notes to the Company (or, in the case of an acceleration without prior required notification, upon the occurrence of the event triggering such acceleration), the Company shall give written notice to the Subordinated Noteholders with a copy to the holders of the Senior Noteholders (the “Company’s Notice”), referring to Section 3 of this Waiver and Consent; conveying the offer of the Subordinated Noteholders to purchase the remaining outstanding Senior Secured Notes on the same terms and conditions as the purchase of the Senior Secured Notes held by Ingalls & Snyder Value Partners L.P.; specifying that the closing of the purchase and sale of the Senior Secured Notes shall occur at the offices of Satterlee Stephens Burke & Burke LLP, 230 Park Avenue, Suite 1130, New York, NY at 10:00 am local time on the twentieth (20th) Business Day after the date of the Company’s Notice or at such other place, date and time as the Agent and the Subordinated Noteholders may mutually agree (the “Closing”); specifying the purchase price to be paid for the Senior Secured Notes (the “Purchase Price”) in cash in immediately available funds wire transferred for deposit to an account identified in the Company’s Notice, and identifying the payees. The Subordinated Noteholders shall have a period of fifteen (15) Business Days from the date of the Company’s Notice to elect to exercise their option in whole only and to make their irrevocable offer to purchase the remaining Senior Secured Notes by delivering a written notice of exercise and offer to the Company with a copy to the Agent (the “Exercise Notice”). The delivery of the Exercise Notice shall constitute an irrevocable commitment to purchase such Senior Secured Notes for the Purchase Price at the Closing. Such Notice shall identify the purchasers of the Senior Secured Notes and shall allocate and specify the Senior Secured Notes which shall be purchased by the individual Subordinated Noteholders. At the Closing original copies of the Senior Secured Notes shall be delivered to the Subordinated Noteholders or their duly authorized agent in a form transferable by delivery free and clear of all liens, charges and encumbrances arising by, through or under the Senior Noteholders.
     4. Effect on Loan Documents. This Agreement is limited to the specific purpose for which it is granted and, except as specifically set forth above, (a) shall not be construed as a consent, waiver or other modification with respect to any term, condition or other provision of any Loan Document and (b) each of the Loan Documents shall remain in full force and effect and are each hereby ratified and confirmed.
     5. Miscellaneous.
     (a) Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the Company and the Senior Noteholders (and with respect to the provisions of Section 3 hereof the Subordinated Noteholders) and their respective successors and assigns; provided that the Company may not assign its rights hereunder without the prior written consent of the Required Holders. Except to the extent set forth in Section 3 hereof, there shall be no third party beneficiaries of any of the terms and provisions of this Agreement.
     (b) Entire Agreement. This Agreement, including all documents attached hereto, incorporated by reference herein or delivered in connection herewith, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other understandings, oral or written, with respect to the subject matter hereof.
     (c) Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     (d) Counterparts. This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

     IN WITNESS WHEREOF, this Waiver Agreement has been executed by the parties hereto or by their representatives, thereunto duly authorized, as of the day and year first above written.

CANARGO ENERGY CORPORATION

By:	/s/ Dr. David Robson
Name:	Dr. David Robson
Title:	Chairman and Chief Executive Officer

SENIOR NOTEHOLDERS:
INGALLS & SNYDER VALUE PARTNERS L.P.
As a Senior Noteholder and in its capacity as the
“Required Holder”

By:	/s/ Thomas Boucher
Name:	Thomas O. Boucher Jr
Title:	General Partner

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